FOR IMMEDIATE RELEASE
Mary C. Jensen
Director of Investor Relations
(650) 849-1656

Essex Property Trust, Inc. Announces
Pricing of Exchangeable Senior Notes

Palo Alto, California - October 25, 2005 - Essex Property Trust, Inc. (NYSE:ESS), a real estate investment trust (REIT), announced today that its operating partnership, Essex Portfolio, L.P., has priced its $190 million aggregate principal amount of exchangeable senior notes with a coupon of 3.625% due 2025. An additional $35 million aggregate principal amount of notes may be issued, at the option of the initial purchasers, within 30 days of the initial issuance of the notes.

The notes will be senior unsecured obligations of the Operating Partnership, and will be fully and unconditionally guaranteed by Essex. The Operating Partnership intends to use the net proceeds from the offering to repay some of its indebtedness (including prepayment penalties in an amount estimated at $2 million), fund the repurchase by Essex of up to $25 million of its common shares, and for general corporate purposes.

Prior to November 1, 2020, upon the occurrence of specified events, the notes will be exchangeable at the option of the holder into cash and, in certain circumstances, shares of Essex’s common stock at an initial exchange rate of 9.6852 shares per $1,000 principal amount of notes (or an initial exchange price of approximately $103.25 per share). On or after November 1, 2020, the notes will be exchangeable at any time prior to the second business day prior to maturity at the option of the holder into cash and, in certain circumstances, shares of Essex’s common stock at the above initial exchange rate. The initial exchange rate is subject to adjustment in certain circumstances.

Prior to November 4, 2010, the notes will not be redeemable at the option of the operating partnership, except to preserve the status of Essex as a REIT. After November 4, 2010, the operating partnership may redeem all or a portion of the notes at a redemption price equal to the principal amount plus accrued and unpaid interest (including additional interest), if any.

Note holders may require the operating partnership to repurchase all or a portion of the notes at a purchase price equal to the principal amount plus accrued and unpaid interest (including additional interest), if any, on the notes on November 1, 2010, November 1, 2015 and November 1, 2020, or after the occurrence of a fundamental change.

On October 24, 2005, the closing sale price of Essex common stock as reported on the New York Stock Exchange was $87.39.

The notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes and the shares of Essex common stock issuable upon exchange of the notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer/solicitation or sale is unlawful.

Forward-Looking Statements - The statements which are not historical facts contained in this release such as the statement regarding the use of net proceeds are forward-looking statements that involve risks and uncertainties, including but not limited to, unanticipated needs to use the net proceeds for other corporate purposes. All forward-looking statements are made as of today, and neither Essex nor the operating partnership assumes any obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Quarterly Report on Form 10-Q for the period ending June 30, 2005 and Annual Report on Form 10-K for the year ended December 31, 2004.

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